As filed with the Securities and Exchange Commission on May 1, 2020

Registration No. 333-                  .

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Southern Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-0690070 (I.R.S. Employer Identification No.)
30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia (Address of principal executive offices)	30308 (Zip Code)

SOUTHERN COMPANY DEFERRED COMPENSATION PLAN
(Full title of the plan)

MELISSA K. CAEN, ASSISTANT SECRETARY
THE SOUTHERN COMPANY
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308
(Name and address of agent for service)
(404) 506-5000
(Telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

ANDREW W. EVANS Executive Vice President and Chief Financial Officer THE SOUTHERN COMPANY 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308	ERIC A. KOONTZ TROUTMAN SANDERS LLP 600 Peachtree Street, N.E. Suite 3000 Atlanta, Georgia 30308-2216

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share/Obligation	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations(1)	$150,000,000	100%	$150,000,000	$19,470

(1)
The Deferred Compensation Obligations are general unsecured obligations of The Southern Company (the “Company” or the “registrant”) to pay deferred compensation in the future in accordance with The Southern Company Deferred Compensation Plan.

(2)
Estimated solely for the purposes of determining the registration fee, in accordance with Rule 457(h)(1) under the Securities Act of 1933, based on the estimate of the amount of compensation to be deferred by participants.

PART II    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The documents listed below are incorporated by reference in this registration statement:

(a)	The registrant’s Annual Report on Form 10‑K for the year ended December 31, 2019.
(b)	The registrant’s Quarterly Report on Form 10‑Q for the quarter ended March 31, 2020.
(c)	The registrant’s Current Reports on Form 8‑K dated January 6, 2020, April 1, 2020, April 1, 2020 and April 15, 2020.
All documents filed by the registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post‑effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and made part of hereof from the date of filing of such documents; provided, however, the registrant is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.    Description of Securities.
The summary of the obligations (the “Deferred Compensation Obligations”) arising pursuant to the Southern Company Deferred Compensation Plan and any amendments thereto (together, the “Plan”) is qualified in its entirety by reference to the terms and conditions of the Plan, which is filed as an exhibit hereto. The Deferred Compensation Obligations registered hereby are unsecured general obligations of the Company to make future payments of compensation that a select group of management and highly compensated employees elect to defer under the terms of the Plan. The Plan is unfunded for purposes of Title I of the Employee Retirement Income Security Act.
The Deferred Compensation Obligations rank equally with any of the Company’s other unsecured and unsubordinated indebtedness that may be outstanding from time to time, and Participants’ (as defined below) deferrals are subject to the claims of the Company’s general creditors in the event of bankruptcy or insolvency. An aggregate principal amount of $150,000,000 of the Deferred Compensation Obligations is being registered hereunder.
A committee, consisting of the Senior Vice President, Human Resources Total Rewards of the Company and other officers from subsidiaries of the Company (the “Committee”), administers the Plan. Subject to the terms and conditions set forth in the Plan and conditions that the Committee may determine, each participating employee (a “Participant”) may elect to defer up to fifty percent (50%) of his or her base annual salary, and up to one hundred percent (100%)

of his or her incentive pay as defined in the Plan, or such greater or lesser amount as shall be determined by the Committee from time to time.
When a Participant makes a deferral election, an account will be established on behalf of the Participant. The Participant then must choose one of the following investment indices for any compensation that he or she defers: (1) the Company’s Common Stock, (2) Prime interest rate, or (3) deemed investment option(s) determined by the Committee. Contributions denominated in the Company’s Common Stock will be credited with dividend equivalents that will be deemed reinvested in the Company’s Common Stock and will be debited and credited commensurate with increases and decreases in the market price of the Company’s Common Stock. Contributions tied to the Prime interest rate will earn interest that will be credited monthly. Contributions tied to a deemed investment option will be credited with deemed investment earnings and losses by assuming the deferred amounts are invested in the selected fund. A Participant is permitted to transfer between investment options. A Participant is always one hundred percent (100%) vested in his or her deferral accounts.
A Participant must also select his or her distribution method and time of distribution for his or her account. Distributions are made only in cash and begin following a separation from service or on a specified date, before or after a separation from service, as elected by a Participant. A Participant electing to receive distribution upon separation from service may choose to receive a lump sum or annual installments. A Participant, subject to approval of the Committee, may change this initial distribution method regarding amounts deferred prior to January 1, 2005 at any time, but no election made less than 12 months prior to a Participant’s retirement or termination will be given effect. For amounts deferred after December 31, 2004, a distribution election may be modified only in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”). Distributions commence no later than 75 days following a Participant’s separation from service, or as soon as administratively possible after that date, unless a delay is required under Section 409A.
The Committee, in its sole discretion upon written application by a Participant, may authorize the suspension of a Participant’s election in the event of an unforeseen emergency or hardship of the Participant in compliance with Section 409A. Additionally, if the Committee determines that a Participant no longer qualifies for the Plan, the Committee shall have the right, in its sole discretion, to rescind the eligibility of the Participant to make further deferrals under the Plan.
The Deferred Compensation Obligations are not subject to redemption, in whole or in part, and are not convertible into another security of the Company. A Participant does not have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payment of his or her Deferred Compensation Obligations.
The Plan may be amended, modified or terminated by the Board of Directors of the Company in its sole discretion at any time and from time to time; provided, however, that no amendment, modification or termination shall impair any rights to any amounts which have been earned or deferred under the Plan prior to such amendment, modification or termination.
Item 5.    Interests of Named Experts and Counsel.
None.

Item 6.    Indemnification of Directors and Officers.
Delaware General Corporation Law
Section 145 of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The same section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. Also, the section states that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.
By-Laws Provisions
Action in Reliance upon Orders of Regulatory Bodies
No present or future director or officer of the Company will be liable for any act, omission, step or conduct taken or had in good faith which is required, authorized or approved by order issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any state statute regulating the Company or its subsidiaries by reason of their being public utility companies or public utility holding companies, or any amendment to any thereof. In the event that such provisions are found by a court not to constitute a valid defense, each such director and officer will be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or her or imposed on him or her, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as described above.
Right to Indemnification
Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified by the Company to the fullest extent permitted or required by the General Corporation Law of State of Delaware (the “DGCL”) and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except with respect to Proceedings to enforce rights to indemnification as described below, the Company will indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.
Right to Advancement of Expenses
The right to indemnification described above includes the right to advancement by the Company of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) will be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses. An Indemnitee’s right to an Advancement of Expenses is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification with respect to the related Proceeding or the absence of any prior determination to the contrary.
Right of Indemnitee to Bring Suit
If a claim for indemnification described above is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company (following the final disposition of such proceeding) or if a claim for Advancement of Expenses is not paid in full by the Company within 20 calendar days after a written claim has been received by the Company, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee will be entitled to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader reimbursements of prosecution or defense expenses than such law permitted the Company to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it will be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company will be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, will create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, will be on the Company.
Miscellaneous
The rights to indemnification and to the Advancement of Expenses described above (i) are contract rights and such rights will continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the Indemnitee’s heirs, executors and administrators and (ii) are not exclusive of any other right that any person may have under any statute, the Company’s Certificate of Incorporation, the Company’s By-Laws, any agreement or any vote of stockholders or disinterested directors or otherwise. The Company will not be liable to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.
Insurance
The Company has an insurance policy covering its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses and also covering its officers and directors against certain other liabilities and expenses.

Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

Exhibit Number
4.1	-
Southern Company Deferred Compensation Plan, Amended and Restated as of January 1, 2018, First Amendment thereto dated as of December 7, 2018 and Second Amendment thereto dated as of January 29, 2019. (Designated in Form 10-K for the year ended December 31, 2017, File No. 1-3536, as Exhibit 10(a)4, in Form 10-K for the year ended December 31, 2018, File No. 1-3536, as Exhibit 10(a)21, and in Form 10-K for the year ended December 31, 2018, File No. 1-3536, as Exhibit 10(a)22.)

5.1	-	Opinion of Troutman Sanders LLP, counsel to the Company.
23.1	-	Consent of Troutman Sanders LLP (included in Exhibit 5.1 above).
23.2	-	Consent of Deloitte & Touche LLP.
24.1	-	Power of Attorney and Resolution.
Exhibits listed above which have previously been filed with the Securities and Exchange Commission and which were designated as noted above are incorporated herein by reference.
Item 9.    Undertakings.
(a) Undertaking related to Rule 415 offering:
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934  that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) Undertaking related to filings incorporating subsequent Securities Exchange Act of 1934 documents by reference:
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Undertaking relating to filing of registration statement on Form S-8:
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 1, 2020.

THE SOUTHERN COMPANY

By:	Thomas A. Fanning
Chairman, President and Chief Executive Officer

By:	/s/Melissa K. Caen
Melissa K. Caen Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
Thomas A. Fanning	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

Andrew W. Evans	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Ann P. Daiss	Comptroller and Chief Accounting Officer (Principal Accounting Officer)

Janaki Akella
Juanita Powell Baranco
Jon A. Boscia
Henry A. Clark III
Anthony F. Earley, Jr.
David J. Grain
Donald M. James
John D. Johns
Dale E. Klein
Ernest J. Moniz
William G. Smith, Jr.
Steven R. Specker
Larry D. Thompson
E. Jenner Wood III
Directors

By:	/s/Melissa K. Caen	May 1, 2020
Melissa K. Caen Attorney-in-Fact